AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                 ON JUNE 7, 2000

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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [__] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__] Definitive Proxy Statement
      [X ] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

         1) Title of each class of securities to which transaction applies:



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         2)       Aggregate number of securities to which transaction applies:



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         3)       Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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         4)       Proposed maximum aggregate value of transaction:



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         5)       Total fee paid:



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     [_] Fee paid previously with preliminary materials:


                  -------------------------------------------------------------

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount previously paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:


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FOR IMMEDIATE RELEASE               CONTACT:
Wednesday, June 7, 2000             Edward G. Novotny & Associates, Inc.
                                    (212) 490-2065/2977



                INTERNATIONAL SPECIALTY PRODUCTS FILES DEFINITIVE
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            PROXY STATEMENT FOR ANNUAL MEETING OF DEXTER CORPORATION
            --------------------------------------------------------
                     AND MAILS LETTER TO DEXTER SHAREHOLDERS
                     ---------------------------------------

     WAYNE, NJ - International Specialty Products Inc. (NYSE - "ISP") announced today that it has filed a definitive Proxy Statement with the U.S. Securities and Exchange Commission relating to ISP's solicitation of proxies from the shareholders of Dexter Corporation (NYSE - "DEX") for use at Dexter's 2000 Annual Meeting scheduled to be held on June 30.

     ISP intends to present at Dexter's 2000 Annual Meeting, and solicit proxies in favor of, a series of resolutions designed to facilitate ISP's business combination proposal under which Dexter shareholders would receive at least $45 per share in cash in a merger transaction.

     ISP's proposals, which include the election of nominees to the Board of Directors of Dexter who are committed to pursue ISP's $45 per share cash proposal or a superior proposal, are described in ISP's Proxy Statement. The Proxy Statement, along with a letter to Dexter shareholders, has been mailed to all owners of Dexter common stock as of the May 15 record date and is available at no charge on the SEC's web site at http:\\www.sec.gov. Dexter shareholders may also obtain a copy of the Proxy Statement for free from Innisfree M&A Incorporated, by calling (888) 750-5834. ISP's letter to Dexter shareholders is attached to, and is a part of, this press release.

                                     * * * *

      International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.

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

     This press release may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.



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ISP'S LETTER TO DEXTER SHAREHOLDERS:


June 5, 2000



Fellow Dexter Shareholder:

ISP is proposing to purchase the shares of Dexter for $45 per share in cash. This price represents a 38% premium over Dexter's closing price of $329/16 on December 13, 1999, the last trading day before the announcement of ISP's proposal.

Dexter's Board implemented sometime ago a "poison pill" provision which makes it prohibitively expensive for ISP, or anyone else for that matter, from acquiring Dexter until the "poison pill" put into place by the current Board is removed. Because of Dexter's "poison pill," we are asking you to elect our nominees and approve several proposals intended to facilitate our $45 per share proposal or a superior proposal.

You should know that Dexter's Board rejected ISP's premium proposal last December. And yet as of today, more than five months later, the Dexter Board has failed to present Dexter shareholders with a single concrete, creditable alternative. Instead, Dexter has repeatedly taken actions which we believe are adverse to the interests of Dexter shareholders as previously set forth in our May 24th letter to you.

You should be aware of the fact that one of these actions involves the grant of golden parachute, retention, and severance agreements, put into place for the most part after we surfaced with our Dexter interest, which impose very substantial costs, in the tens and tens of millions of dollars, on any acquirer! You should also know that the cost associated with the golden parachute for Dexter's current Chief Executive alone amounts to almost $3 million. These costs come out of your pocket as a Dexter shareholder and make Dexter less valuable to you and any potential acquirer.

Ask yourself: Do you really trust this Board to protect your interests as a shareholder?

VOTE TODAY TO PROTECT YOUR INTERESTS!

We believe Dexter's Board and management have focused on preserving their own interests to the detriment of Dexter shareholders. Utilizing their classified Board charter provision, they have sought to entrench themselves by denying shareholders the right to elect a majority of the Board at this year's Annual Meeting. If Dexter's Board continues to block ISP's proposal, the "poison pill" put into place by the current Board will make it impossible for ISP to purchase Dexter shares. Moreover, there is no guarantee that your shares will continue to trade at their current level. Remember, at the time ISP's $45 per share proposal was first announced, Dexter stock traded at $ 329/16 .


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Rejecting ISP's proposal, Dexter has chosen instead to pursue its "short term value maximization program." And while Dexter has continued, for some months now, to issue optimistic prognostications to Dexter shareholders concerning its "progress" with regard to this program ("29 [interested] third parties" (March 23rd statement); results of first stage of program "very positive," "several indications of interest in acquiring the entire Company," "we expect to be in a position to make a definitive announcement in the next few weeks or so" (April 2nd statement); and "strong continuing interest in a transaction involving all of Dexter," "received a number of significant indications of interest for Dexter's wholly-owned businesses," "we are proceeding expeditiously to develop those interests and to enter into contracts providing for those sales as promptly as possible" (May 17th statement)), it has not a single concrete result to show for its efforts.


    *                *                 *                 *                *

Dexter shareholders are faced at this point in time with a very clear-cut choice. ISP has a $45 per share cash proposal on the table, which we believe to be a very fair and full offer, vs. the Company's claim that it is pursuing, in addition to a sale of the entire Company, a piecemeal liquidation of the Company which is highly speculative, fraught with difficulties, enormously tax inefficient, hard to value, and which has to be discounted for risk, the time value of money, and finally how the money is going to be delivered to shareholders.

As you may be aware, Dexter's stock price has significantly lagged the market since Dexter's current Chief Executive took office on December 29, 1989. A $100 investment in Dexter stock on December 29, 1989 would have been worth $144 on March 31, 1999 (the end of the month just prior to ISP's first disclosure that it had acquired more than 5% of Dexter's shares), an increase of only 44%. By comparison, a similar investment at the same time in the S&P 500 Index would have been worth $364 on March 31, 1999, an increase of 264%, while $100 invested in the Merrill Lynch Specialty Chemicals Universe on December 29, 1989 would have been worth $306 on March 31, 1999, an increase of 206%.

As Dexter owners, you have the right to determine who should direct the Company's affairs. ISP, Dexter's largest shareholder, and its nominees are committed to pursue our $45 per share proposal or a superior proposal. Remember, neither ISP, nor anyone else for that matter, can consummate an acquisition of Dexter shares until the "poison pill" put in place by the current Board is removed.

VOTE IN YOUR OWN BEST INTERESTS! SEND A MESSAGE TO DEXTER'S CURRENT DIRECTORS, BY SUPPORTING ISP'S NOMINEES AND ITS PROPOSALS, THAT YOU HAVE LOST PATIENCE WITH THEIR DELAYING TACTICS AND DEXTER SHOULD BE SOLD PROMPTLY TO THE HIGHEST BIDDER.


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TO PRESERVE YOUR OPPORTUNITY TO BENEFIT FROM THE ISP PROPOSAL OR A SUPERIOR
PROPOSAL, IT IS EXTREMELY IMPORTANT TO VOTE THE GOLD PROXY CARD TODAY.

We urge you to carefully read the enclosed proxy materials and that you act to protect your investment by signing, dating and returning the enclosed GOLD proxy card today. If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, toll-free at (888) 750-5834.

Thank you for your support.

/s/ Samuel J. Heyman
Chairman of the Board

/s/ Sunil Kumar
President and Chief Executive Officer




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